Exhibit 107 CALCULATION OF FILING FEE TABLE Form S-8 (Form Type) Washington Federal, Inc. (Exact name of registrant as specified in its charter) Table 1: Newly Registered and Carry Forward Securities Security Type Security Class Title Fee Calculation Rule Amount Registered Proposed Maximum Offering Price Per Unit Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Equity Common Stock, $1.00 Par Value 457(c) (1) 500,000(2)(3) $29.87 (1) $14,935,000 $0.0001102 $1,645.84 Total Offering Amounts $14,935,000 $1,645.84 Total Fee Offsets - Net Fee Due $1,645.84 (1) Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $30.46 (high) and $29.28 (low) sale price of the Registrant's Common Stock as reported on the Nasdaq Stock Market on March 30, 2023, which date is within five business days prior to filing this registration statement. (2) Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction. The amount registered represents the maximum number of shares of Common Stock currently authorized by the Registrant for offer and sale by it under the Registrant’s Dividend Reinvestment Plan. (3). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Pursuant to Rule 457(h)(3), no registration fee is required to be paid.